EXHIBIT 99.2

Contact:
URS Corporation Sam Ramraj Vice President, Investor Relations (415) 774-2700	Sard Verbinnen & Co Hugh Burns/Jamie Tully/Briana Kelly (212) 687-8080

URS EXPANDS STOCK REPURCHASE PROGRAM

SAN FRANCISCO, CA – February 28, 2011 – URS Corporation (NYSE: URS) today announced that on February 25, 2011, its Board of Directors approved an increase of the Company’s common stock repurchase program.  Under the modified program, URS is authorized to repurchase up to eight million shares of the Company’s common stock in fiscal year 2011, an increase of five million shares over the three million previously authorized.  Unless the program is further modified by the Board, for each of fiscal years 2012, 2013 and 2014, the current term of the program, the repurchases will revert to the previously authorized three million shares, plus the number of shares equal to the excess, if any, of three million shares over the actual number of shares repurchased during the prior fiscal year.

Under the expanded program, share repurchases will be made from time-to-time at the Company’s discretion in the open market or privately negotiated transactions as permitted by securities laws and other legal and contractual requirements, and subject to market conditions and other factors.  The Board of Directors may modify, suspend, extend or terminate the program at any time.

URS Corporation (NYSE: URS) is a leading provider of engineering, construction and technical services for public agencies and private sector companies around the world.  The Company offers a full range of program management; planning, design and engineering; systems engineering and technical assistance; construction and construction management; operations and maintenance; and decommissioning and closure services.  URS provides services for power, infrastructure, industrial and commercial, and federal projects and programs.  Headquartered in San Francisco, URS Corporation has approximately 47,000 employees in a network of offices in more than 40 countries (www.urs.com).

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